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                                                                    Exhibit 12.1
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

        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



(In millions; unaudited)                                       Year Ended January 31,
                                           ---------------------------------------------------------------
                                              2002          2001          2000        1999         1998
                                           ----------    ---------    ----------   ----------    ---------
Income (loss) before income
taxes...............................       $  (390.8)    $     1.7     $   (6.0)   $  (16.7)     $   (7.6)
Fixed charges.......................             1.5           1.6          0.8         0.6           0.3
                                           ----------    ---------    ----------   ---------     ---------
Earnings available to cover fixed
charges.............................       $  (389.3)    $     3.3     $   (5.2)   $  (16.1)       $ (7.3)
                                           ==========    =========    ==========   ==========    =========

Fixed Charges:
  Interest expense..................       $     0.2     $     0.2     $    0.4    $    0.4      $    0.2
  Interest attributable to leased
  facilities........................             1.3           1.4          0.4         0.2           0.1
                                           ----------    ---------    ----------   ----------    ---------
Total fixed charges.................       $     1.5     $     1.6     $    0.8    $    0.6      $    0.3
                                           ==========    =========    ==========   ==========    =========

Ratio of Earnings to Fixed
Charges(1)..........................              --          2.09           --          --            --
Deficiency of earnings available to
cover fixed charges.................       $   390.8     $      --     $    6.0    $   16.7      $    7.6

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(1)  The ratio of earnings to fixed charges is calculated as the sum of earnings before taxes from continuing operations plus fixed charges divided by fixed charges. Fixed charges, as stated above, includes interest expense related to indebtedness and estimated interest within rental expenses.